Exhibit 99.1

American Apparel Adopts New Stockholder Rights Plan

LOS ANGELES, December 21, 2014— American Apparel, Inc. (NYSE MKT: APP) today announced that its Board of Directors has adopted a new, one-year stockholder rights plan that is designed to strengthen the ability of the Board of Directors to protect the Company’s stockholders.

Although certain standstill restrictions and voting limitations are in place through the completion of the 2015 annual meeting under the Nomination, Support and Standstill Agreement, the Board implemented the rights plan as an additional means to ensure that all American Apparel stockholders are treated fairly. The rights plan is designed to limit the ability of any person or group to seize control of the Company without appropriately compensating all American Apparel stockholders. It is intended to provide the Board of Directors and stockholders with time to make informed judgments. It does not affect trading by passive investors, who may accumulate as much as 10% of the Company’s common stock, and it has no impact on a takeover proposal for the entire company that is acceptable to the holders of a majority of the Company’s shares.

The Company’s rights plan is similar to other plans adopted by publicly held companies and the prior rights plan adopted by the Company. If a person or group acquires 10% or more beneficial ownership of the Company’s common stock, such person will be deemed to be an “Acquiring Person.” If any person or group already beneficially owns 10% or more of the Company’s common stock as of this announcement, such person or group (other than any person or group subject to standstill restrictions) will not be deemed to be an “Acquiring Person” unless such person acquires an additional 0.1% of the Company’s common stock.

In the event that a person becomes an “Acquiring Person,” except pursuant to a qualifying offer for all outstanding shares of common stock which the Board of Directors determines to be fair and not inadequate and to otherwise be in the best interests of the Company and its stockholders, each right will entitle its holder to purchase, for $3.25 per share, a number of shares of the Company’s common stock or substantially equivalent securities having a market value of twice such price. In addition, following certain transactions such as a merger or other business combination in which the Company is not the surviving corporation, each right will entitle its holder to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the right.

The Board of Directors adopted the rights plan following evaluation and consultation with outside financial and legal experts. The rights plan is not intended to prevent or deter take-over bids that offer fair treatment and value to all stockholders. Rather, the rights plan is intended to protect stockholders from any threat of creeping control, provide the Board and stockholders with adequate time to properly assess a take-over bid without undue pressure, and provide them with adequate time to fully assess an unsolicited take-over bid.

The rights plan and a summary of its terms will be filed with the Securities and Exchange Commission in a Form 8-K.

About American Apparel

American Apparel is a vertically integrated manufacturer, distributor, and retailer of branded fashion basic apparel based in downtown Los Angeles, California. As of September 30, 2014, American Apparel had approximately 10,000 employees and operated 249 retail stores in 20 countries, including the United States, Canada, Mexico, Brazil, United Kingdom, Austria, Belgium, France, Germany, Italy, Netherlands, Spain, Sweden, Switzerland, Australia, Japan, South Korea, and China. American Apparel also operates a global e-commerce site that serves over 60 countries worldwide at http://www.americanapparel.com. In addition, American Apparel operates a leading wholesale business that supplies high quality T-shirts and other casual wear to distributors and screen printers.

This press release, and other statements that the Company may make, may contain forward-looking statements. Forward-looking statements are statements that are not historical facts and may include statements regarding, among other things, the future effects of the rights plan. Such statements are based upon the current beliefs and expectations and are subject to risks and uncertainties which could cause actual results and/or the timing of events to differ materially from those set forth in the forward-looking statements. More detailed information about these and other factors are detailed in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2014. The Company’s filings with the SEC are available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Media Contact:
Mike Sitrick or Terry Fahn
Sitrick And Company
310-788-2850